UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

Supernus Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35518		20-2590184
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

9715 Key West Ave	Rockville	MD	20850
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (301) 838-2500

Not Applicable
(Former name or former address, if changed since last report.)

  Securities registered pursuant to Section 12(b) of the Exchange Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SUPN	The Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On April 21, 2020, Supernus Pharmaceuticals, Inc. (the “Company”) entered into a Development and Option Agreement (the “Development Agreement”) with Navitor Pharmaceuticals, Inc. (“Navitor”). Under the terms of the Development Agreement, the Company and Navitor will jointly conduct a Phase II clinical program for NV-5138 in treatment-resistant depression pursuant to a mutually agreed to development plan (the “Development Plan”), with the Company providing research and development support activities (“R&D Support Activities”). The Company and Navitor will also create a joint steering committee (the “JSC”) to oversee the overall relationship between the parties and oversee performance of the Development Plan.

Total payments, exclusive of royalty payments on net sales of NV-5138 and development costs under the Development Agreement, have the potential to reach $410 million to $475 million, which include an upfront payment of $25 million (as described below), an additional license or acquisition fee depending on whether Supernus ultimately licenses or acquires NV-5138 (as described below), and subsequent clinical, regulatory and sales milestone payments. The Company will bear all development costs incurred by either the Company or Navitor up to a maximum of $50 million excluding the costs and expenses for the Company’s R&D Support Activities. The Development Agreement provides Navitor an option to request that the Company pay certain development costs in excess of $50 million once expenses reach this threshold.

In consideration of the rights granted to the Company under the Development Agreement, the Company will pay to Navitor a one time, non-refundable and non-creditable option issue fee of $10 million, and, under the terms of the Series D Preferred Stock Purchase Agreement between the Company and Navitor, dated April 21, 2020, the Company will acquire Series D Preferred Shares (the “Series D Preferred Shares”) of Navitor for $15 million, representing approximately 13% ownership in Navitor. Jack A. Khattar, President and Chief Executive Officer of the Company, will join the Navitor Board of Directors.

Under the Development Agreement, Navitor granted to the Company an exclusive option for the Company to negotiate and (a) enter into a license agreement (the “License Agreement”) with Navitor under which the Company will be granted an exclusive license and the right to sublicense (i) any and all patents that solely cover NV-5138 and products containing NV-5138, and (ii) any and all know-how that is solely useful to exploit NV-5138 or any products containing NV-5138 in the Field or in the Territory (as those terms are defined in the Development Agreement) (such option, the “License Option”), or (b) enter into a purchase agreement (the “Purchase Agreement”) with Navitor on the terms provided in the Development Agreement (the “Purchase Option”). The Company may exercise its License Option or Purchase Option at any time during a period commencing on the effective date of the Development Agreement and expiring on the earlier date of (a) a JSC recommendation to progress or not to progress to a Phase III study of a product containing NV-5138; and (b) the date the Parties enter into the License Agreement or Purchase Agreement, as applicable (the “Option Period”)..

The Development Agreement grants the Company a right of first refusal (the “ROFR”) to negotiate for rights to develop and commercialize any composition of matter that has a similar mechanism of action as NV-5138 (excluding NV-5138 and any product containing NV-5138) in the central nervous system for the treatment, prevention or prophylaxis of any condition of the central nervous system (such product, a “Pipeline Product”) in the Territory. Accordingly, prior to Navitor proposing to assign, license or otherwise transfer any rights to a third party to develop and commercialize any Pipeline Product in the Territory, Navitor will provide written notice to the Company and allow the Company a specified period of time to exercise the ROFR. The failure of Navitor and the Company to enter into a definitive agreement with respect to any Pipeline Product will relieve Navitor of its ROFR obligations solely with respect to that particular Pipeline Product.

The Development Agreement will terminate upon the expiration of the Option Period. The Development Agreement may be terminated by either party immediately for the insolvency of the other party or on 30 days' written notice for an uncured material breach of the Development Agreement by the other party. The Company may also terminate the Development Agreement in its entirety on 30 days' written notice to the Company. If the Development and Option Agreement expires without the exercise by the Company of the License Option or Purchase Option, Navitor will pay a percentage of any Future Proceeds (as that term is defined in the Development Agreement) received by Navitor or its affiliates to the Company.

The terms, rights, obligations and preferences of the Preferred Stock are set forth in the Fourth Amended and Restated Certificate of Incorporation of Navitor (the “Restated Certificate”). Under the Restated Certificate, holders of Series D Preferred stock will receive dividends on a pari passu basis with Series C Preferred Stock (together with the Series D Preferred Stock, the “Senior Preferred Stock”), but prior and in preference to any dividends on any other class or series of capital stock of Navitor (the “Series D Preferred Dividends”). Holders of Series D Preferred stock will also receive Senior Preferred Dividends if and as declared by the Board of Directors of Navitor. The Series D Preferred stock will be convertible into common stock of Navitor.

Upon the occurrence of certain triggering events such as a liquidation, dissolution or winding up of Navitor, either voluntary or involuntary, the holders of the Series D Preferred Stock are entitled to receive, on a pari passu basis, before any payment shall be made to the holders of non-Senior Preferred Stock, an amount per share equal to (a) in the case of Series D Preferred Stock, the greater of (i) the Series D Original Issue Price (as that term is defined in the Restated Certificate), plus any dividends declared but unpaid thereon or such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Navitor common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (as that term is defined in the Restated Certificate).

Each holder of Series D Preferred Stock has a vote equal to the number of shares of Common Stock into which its Series D Preferred Stock would be convertible as of the record date, and is entitled to elect one director of Navitor (the “Series D Director”), for as long as there are issued and outstanding more than 1,000,000 shares of Series D Preferred Stock. In addition, for so long as the Preferred Stock remains outstanding, Navitor is prohibited from, directly or indirectly, taking certain actions that will adversely affect the rights of the Series D Preferred Stockholders.

The foregoing description of the terms of the Development Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Development Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020. Unless otherwise defined herein, the capitalized terms used above shall have the same meaning ascribed to them in the Development Agreement.

Item 8.01 Other Events.

On April 21, 2020, the Company issued a press release announcing its entry into the Development Agreement. A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01                                          Financial Statements and Exhibits.

(d)                                Exhibits

Exhibit 99.1 — Press Release Dated April 21, 2020, furnished as an Exhibit pursuant to Item 8.01 hereof.

Exhibit 104 — The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: April 24, 2020	By:	/s/ Gregory S. Patrick
Gregory S. Patrick
Senior Vice-President and Chief Financial Officer

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